Exhibit 11

                               THERMO SENTRON INC.

                        Computation of Earnings per Share


                              Three Months Ended        Nine Months Ended
                            ----------------------    ---------------------
                             Sept. 27,  Sept. 28,     Sept. 27,   Sept. 28,
                                  1997       1996          1997        1996
    -----------------------------------------------------------------------

    Computation of Primary
      Earnings per Share:

    Net Income (a)          $1,640,000 $1,346,000    $4,630,000  $3,548,000
                            ---------- ----------    ----------  ----------
    Shares:
      Weighted average
        shares outstanding   9,875,000  9,875,000     9,875,000   8,907,051

      Add: Shares issuable
           from assumed
           exercise of
           options (as
           determined by
           the application
           of the treasury
           stock method)             -          -             -       9,000
                            ---------- ----------    ----------  ----------
      Weighted average
        shares outstanding,
        as adjusted (b)      9,875,000  9,875,000     9,875,000   8,916,051
                            ---------- ----------    ----------  ----------
    Primary Earnings per
      Share (a) / (b)       $      .17 $      .14    $      .47  $      .40
                            ========== ==========    ==========  ==========